Exhibit 15.1

Costco Wholesale Corporation

Issaquah, Washington

Re:	Registration Statement No’s. 33-57585, 333-01127, 333-21093, 333-40049, 333-72122, 333-82782, and 333-120523

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated March 23, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accountant, or a report prepared or certified by an independent registered public accountant within the meaning of Sections 7 and 11 of the Act.

/s/    KPMG LLP

March 23, 2005

Seattle, Washington